UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

NOVA BIOSOURCE FUELS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

109 North Post Oak Lane, Suite 422, Houston, Texas 77024

 (Address of Principal Executive Offices)

713-869-6682

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE, ELECTION OR APPOINTMENT OR DIRECTORS OR OFFICERS; COMPENSATORY ARRANGEMENTS OF OFFICERS

On October 7, 2008, Richard Talley, age 44, was appointed as Vice President and Chief Operating Officer of Nova Biosource Fuels, Inc. (the “Company”).  Mr. Talley will continue to serve as President of Biosource America, Inc., one of the Company’s subsidiaries.  Mr. Talley has over 20 years of experience in process development and design. During the last 8 years, he has led the effort to develop the unique biodiesel production technology now owned by the Company. Mr. Talley has been requested to speak at the National Biodiesel Board (NBB) Annual Conference and the Fat and Proteins Research Foundation (FPRF) Annual Meeting, where he led presentations on biodiesel production technologies. In addition, Mr. Talley has authored an article regarding biodiesel production from animal fats and greases for the National Render Association’s Magazine (Render February 2004 “Biodiesel: A Compelling Business for The Rendering Industry”). Before joining biodiesel production technology development efforts in the fall of 2000, Mr. Talley served as the Western Regional Manager for HKM Engineering. HKM was a regional civil, structural and environmental engineering firm that specialized in large scale industrial and public works projects, including process and chemical refineries, structures, dams, highways and bridges, airports and large water supply, treatment and distributions systems. Mr. Talley began work with HKM in 1990 and served as a project engineer, project manager, and technical division director prior to his promotion and transfer to the Western Regional Manager position in Butte, Montana. Mr. Talley received his B.S. in Civil Engineering from the University of Wyoming in 1986, and is currently registered as a professional engineer in the states of Wyoming, Montana, and Idaho.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

	By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

Date: October 8, 2008